Exhibit 10.3

Date: August 7, 2021

Mdm Christine Kan

Singapore

Dear Christine

LETTER OF EMPLOYMENT

We, ALR Technologies SG Pte Ltd (“Company”), are pleased to offer you employment in the Company on the following terms and conditions (“Agreement”).

1.	APPOINTMENT

1.1	Your job designation at the Company is set out in Schedule A. Your position is considered to be at a executive level. Your main duties and responsibilities are set out in Schedule B.

1.2	You shall:

(a)	use your best endeavours in the performance of your duties, as may from time to time be assigned to you;

(b)	devote necessary and reasonable amount of your time, attention and abilities to such duties during the hours of work and at other times as reasonably necessary;

(c)	perform your duties faithfully and diligently;

(d)	follow lawful and reasonable directions given to you by the Company;

(e)	promote the interests of the Company; and

(f)	comply with all applicable laws in the performance of your duties.

1.3	The Company may from time to time require you to perform such other reasonable duties in the interests of the Company and its Affiliates, and the Company will advise you in writing in advance if this happens. “Affiliates” means with respect to any entity or person, all entities which are controlling, controlled by or under common control with such entity or person (including any investment vehicle of such entity or person), or in relation to an individual, his family and relatives, as well as any business, company or corporation which they have an interest in. “control” means the power to elect or appoint a majority of directors or to direct the management of the first-mentioned entity, or the ownership of more than 50% of the voting rights of the shares or other equity interests or registered capital of such entity.

1.4	The Company may at its discretion make changes to your job designation and/or duties from time to time and give you written notice of such change. If your job designation, duties or reporting structure change, this Agreement will continue to apply to your employment unless you and the Company:

(a)	enter a new written employment agreement; or

(b)	vary this Agreement in writing.

1.5	You shall not during the continuance of your employment be directly or indirectly engaged, interested or invested in any capacity in any trade, business, occupation or activities that is in direct conflict with the interests and business of the Company, without the prior approval in writing of the Company (which may be withheld by the Company at its sole discretion).

1.6	You shall not during the continuance of your employment accept any gift, gratuity, favour or benefit of any kind from a customer, client, supplier or prospective customer, client or supplier of the Company that could reasonably cause influence or create the pressure for return of a benefit, without the prior approval in writing of the Company (which may be withheld by the Company at its sole discretion).

1.7	In your capacity as set out in Schedule A, you will report to the person set out in Schedule A (“Superior”) or as otherwise directed by the Company.

2.	COMMENCEMENT DATE AND TERM OF SERVICE

2.1	Your appointment shall commence on the date set out in Schedule A (“Commencement Date”) and shall continue [unless it is terminated in accordance with paragraph 0 or 6 (as the case may be). If you do not commence work at all after accepting the Company’s offer of employment, you acknowledge that the Company may have to incur additional resources to engage another candidate to fill your position. In such circumstances, you agree that the Company will have the right to seek compensation from you for all losses suffered, and you agree to pay the Company liquidated damages equivalent to any fee paid to a third party for human resource services in connection with your employment.

3.	PLACE OF WORK AND HOURS OF WORK

3.1	You will be based at the address set out in Schedule A or at such other place as may be determined by the Company. You may be required to travel on the business of the Company in the performance of your duties without additional remuneration.

3.2	Your working hours are as set out in Schedule A. You will perform such hours of work as are necessary to perform your duties. Because of the nature of your position, you agree to work reasonable additional hours (including on weekends and public holidays) of overtime in order to perform your duties. Your remuneration has been set taking these factors into account.

4.	REMUNERATION

4.1	Your remuneration is set out in Schedule A, subject to such statutory deductions and/or withholdings as may be required in accordance with any applicable legislation in force in Singapore, including but not limited to (a) any Central Provident Fund (“CPF”) contributions, if any, required under the Central Provident Fund Act (Chapter 36) of Singapore, and (b) any withholding of salary or any other sum due to you for tax clearance purposes, required under the Employment Act (Chapter 91) of Singapore.

4.2	The salary shall be subject to annual review by the Company.

4.3	You may be eligible for bonus where applicable. The amount of any bonus payments may vary from time to time. Your eligibility for and amount of bonus payments are within the Company’s sole and complete discretion. Your eligibility for any bonus is set out in Schedule A.

4.4	Where applicable, you may be given an allowance for travel, communications and entertainment, the amount of which is within the Company’s sole and complete discretion and subject to a maximum amount as set out in Schedule A.

4.5	All personal income tax on salaries, allowances, bonuses and/or perquisites will be borne by you.

4.6	Any benefits that you may be entitled to are set out in paragraph 7 and Schedule A.

4.7	The Company will reimburse you for all reasonable expenses incurred in the performance of your duties, subject to the Company’s Policies (as defined in paragraph 12 below).

5.	PROBATION

5.1	Where applicable, from the date of commencement of your employment, you will be subject to a probationary period as set out in Schedule A and your performance and conduct will be monitored. Where it is reasonable to do so, the Company may extend the probationary period and any rights that would accrue to you after your probation will consequently be deferred until the completion of any such extended probationary period.

5.2	Where applicable, either party may end your employment during the probationary period by giving seven (7) days’ written notice to the other party.

5.3	Where applicable, at the end of the probationary period, your conduct and performance will be reviewed and if they are found to be satisfactory your employment will be confirmed. There will be no salary adjustment upon confirmation.

6.	TERMINATION

6.1	Either party may terminate this appointment by giving written notice to the other party. The notice period is set out in Schedule A.

6.2	If notice of termination of employment is given by either party, the Company may at its discretion:

(a)	pay you in lieu of the applicable notice period and require you to stop working from the date of notice of termination; or

(b)	require you to work for part of the applicable notice period and pay you in lieu of the balance of the period,

and you will comply with any such directions if they are given by the Company, including but not limited to any instructions the Company may give in connection with the handing over of work and the dealing or communication with any of its customers and/or suppliers.

6.3	The Company shall be entitled to terminate your employment immediately upon written notice (but without prejudice to the rights and remedies of the Company for any breach of this Agreement and to your continuing obligations hereunder) in any of the following cases, namely:

(a)	if you commit any material or persistent breach of any of the provisions contained herein;

(b)	if you are guilty of any grave misconduct or willful neglect in the discharge of your duties hereunder;

(c)	if you commit an act, whether at work or otherwise, which brings the Company into disrepute;

(d)	if you become bankrupt or make any arrangement or composition with your creditors;

(e)	if you become of unsound mind; or

(f)	if you are convicted of any criminal offence other than an offence which in the reasonable opinion of the board of directors of the Company does not affect your position at the Company.

6.4	Before your employment ends or at the request of the Company, you must return to the Company all property belonging to the Company, including but not limited to access cards, communication devices, computers, documents (both physical and electronically stored copies), keys and all other things of every type that were acquired or prepared in connection with Company business and/or in the course of your employment. Failure to do so by you may result in the Company making appropriate deductions and/or enforcing all rights it may have under this Agreement and/or under applicable law against you.

6.5	Where applicable and to the extent permitted by law, any outstanding advances or other payments that may be due to the Company by you will be deducted before payment of any amounts is made to you upon termination of employment.

6.6	You acknowledge that any salary and/or any bonus to be paid to you at the end of your employment will be subject to any tax deductions (including but limited to withholding tax) that may be applicable in accordance with the law for the time being in force.

7.	LEAVE AND BENEFITS

7.1	You shall be entitled to the following:

(a)	health and medical insurance and benefits generally accorded by the Company to employees holding a similar position, as may be determined by the Company, and any other benefits as may be set out in Schedule A;

(b)	paid annual leave as set out in Schedule A, subject to the following provisions:

(i)	if you have not completed twelve (12) months of continuous service in any calendar year your annual leave entitlement will be calculated in proportion to the completed months of service in that year;

(ii)	each year’s leave entitlement must be taken within twelve (12) months from the accrual date and the Company will not make any payment in lieu of you not taking your annual leave. In the event of a termination of your employment, you may utilise your leave to offset the notice period. If you have accrued untaken annual leave at the time your employment ends, this will be paid out to you; and

(iii)	annual leave may be taken at a mutually convenient time, subject to the prior approval of the Company;

(c)	paid sick leave as set out in Schedule A, subject to the following provisions:

(i)	you are entitled to take sick leave if you are unable to attend work due to illness or injury as certified by a medical practitioner, provided that you notify the Company as soon as practicable of your absence. For the avoidance of doubt, sick leave includes hospitalisation and out-patient sick leave;

(ii)	sick leave is available only for circumstances where an illness or injury genuinely prevents you from attending work as certified by a registered medical practitioner. Any abuse of this entitlement will be considered serious misconduct; and

(iii)	you must immediately inform your Superior or such other party the Company may designate if you are certified by a registered medical practitioner as being unfit for work. The relevant medical certificates must be submitted to the Company in accordance with the Company’s Policies (as defined in paragraph 12 below); and

(d)	such other paid and unpaid leave as set out in Schedule A.

7.2	You may be required to work on gazetted public holidays. For each gazetted public holiday on which the Company requires you to work, your entitlement is set out in Schedule A.

8.	RESTRICTIVE COVENANTS

8.1	You hereby agree that for the duration of your employment with the Company and for a period of six (6) months commencing from your last day of service with the Company, you shall not at any time:

(a)	on your own behalf or on the behalf of or in association with a third party or in any capacity whatsoever, entice or seek to entice away from the Company and/or any of its affiliates, any directors, officers or employees, whether or not any such person would thereby commit a breach of his or her contract of service or employment;

(b)	on your own behalf or in association of or in association with any third party or in any capacity whatsoever, solicit or seek to solicit the business of any person, firm, company or party which at any time has been a customer or client of, or supplier of goods or services to, the Company and/or any of its affiliates, in competition with the Company and/or any of its affiliates; and

(c)	be engaged, concerned or interested whether directly or indirectly and whether on your own behalf or on behalf of or in association with any third party or in any capacity, whatsoever, in operating, performing, carrying on, or being employed by any business that competes with the business carried on by the Company and/or any of its affiliates for the time being in any territory which the Company and/or any of its affiliates operate.

8.2	You further agree that:

(a)	the restrictions contained in this paragraph 8 are no greater than is reasonable and necessary for the protection of the interests of the Company. If any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable;

(b)	your salary paid under this Agreement includes consideration for the obligations you have agreed to in paragraphs 8, 9 and 10 and that no other payments will be made to you during the period of your obligations and/or restrictions under paragraphs 8, 9 and 10;

(c)	you intend the obligations and/or restrictions under paragraphs 8, 9 and 10 to operate to the maximum extent;

(d)	damages may be inadequate to protect the Company’s interests and the Company is entitled to seek and obtain injunctive relief, or any other remedy, in any court in connection with the obligations and/or restrictions under paragraphs 8, 9 and 10; and

(e)	the obligations and/or restrictions under paragraphs 8, 9 and 10 are separate, distinct and several, so that the unenforceability of any obligation and/or restriction does not affect the enforceability of the other obligation and/or restriction.

8.3	Your obligations under this paragraph 8 will continue after your employment ends.

9.	CONFIDENTIALITY AND DATA PROTECTION

9.1	You shall not, during the continuance of your employment, or at any time after its termination:

(a)	disclose to any person or persons (except to those authorised by the Company to know, or as otherwise required by law);

(b)	use for your own purposes or for any purposes other than those of the Company; or

(c)	through any failure to exercise all due care and diligence cause any unauthorised disclosure of,

any information about the Company or its business (including but not limited to any idea, concept, trade secret, financial information, customer and supplier information, process or know-how, procedures, data, marketing plans, business plans, unpublished balance sheets, budgets, licenses, pricing, costs and customer and supplier lists) that:

(i)	comes to your notice in the course of your employment; or

(ii)	is generated by you in the course of performing your duties,

that the Company considers to be confidential (whether or not marked confidential) or is not in the public domain (unless in the public domain because of a breach of confidentiality).

9.2	You must, without any limit on your duty of fidelity towards the Company, at all times not use or disclose any Confidential Information unless the use or disclosure is:

(a)	required by law;

(b)	made as part of the proper performance of your duties under this Agreement; or

(c)	agreed to by the Company in writing.

9.3	You must take all reasonable and necessary precautions to maintain the secrecy and prevent disclosure of Confidential Information. Confidential Information should not be disclosed even within the Company except as necessary for you to perform your duties or on a need-to-know basis. Unless you have obtained the Company’s consent in writing, you must not present, publish or otherwise disclose in any form or media any Confidential Information.

9.4	All records, papers, notes, reports, memoranda and all other documents (and all copies thereof) prepared, kept or obtained by you containing Confidential Information (in both physical and electronically stored formats) will be and remain the property of the Company and you will return all of the same that may be in your possession forthwith upon your employment ending.

9.5	You acknowledge that any disclosure by you of Confidential Information would materially harm the Company.

9.6	These restrictions continue to apply after the termination of your employment but shall cease to apply to Confidential Information which may become available to the public generally (unless in the public domain because of a breach of confidentiality).

9.7	You agree and consent that the Company may, where reasonably necessary, access, view, collect and/or retain any data which is saved, processed, transmitted and/or generated in computing devices, e-mail services and/or any storage devices provided to you.

9.8	You agree and consent that the Company may collect, use, disclose and process your personal data for the purposes of managing and administering your employment with the Company.

9.9	You will comply with all applicable law in connection with the protection of personal data, including but limited to the Personal Data Protection Act 2012. You will also comply with the Company’s Policies (as defined in paragraph 12 below) in connection with personal data protection and/or privacy.

10.	INTELLECTUAL PROPERTY

10.1	You agree that the Company, its Affiliates and/or its assigns own all the IP Rights in the Company’s Confidential Information. “IP Rights” shall mean any and all worldwide intellectual property rights, whether registered or unregistered, and similar rights, and include without limitation patents, utility models, design rights, semiconductor property rights, copyrights and ancillary copyrights, rights in trade marks, trade names, titles, trade secrets and know-how, rights deriving from corresponding applications of such rights, as well as rights in and entitlements to such rights, and other intellectual property and proprietary rights.

10.2	You agree that the Company will own the IP Rights to any information, inventions, creations or works of authorship created by you in the course of performing your duties under this Agreement. You agree to transfer any such IP Rights, to the fullest extent legally permissible, to the Company. Where such transfer is not legally permissible or effective, you hereby grant the Company an exclusive licence to use such IP Rights for all uses currently known and unknown, without any fee or other consideration being payable. Such licence is granted as broadly as legally possible and shall in particular, but without limitation, be unlimited (in respect of duration, territorial scope and scope of the rights concerned), exclusive, irrevocable and transferable and shall include the right to grant sub-licences to third parties. In particular, the licence shall include rights to permanently or temporarily reproduce the works underlying the respective IP Rights by any means and in any form, in part or in whole (including the loading, displaying, running, transmission or storage of works for the purposes of execution and processing of data or transmission to picture, sound and other data storage media) and the right to distribute, display and present such works and the right to make available such works to the public (for example via internet), and to transmit and to display the works by any means. The licence also includes rights to amend, translate, adapt, arrange and otherwise alter the works and to use such results in the same way as the original works.

10.3	Where required by the Company, you will perform further deeds, acts or declarations to entitle the Company and/or its assigns to ensure the licence mentioned above in its favour. You agree to execute any such further deeds or documents and to undertake any such further acts or make any requisite declarations forthwith. Any costs accruing in this context shall be borne by the Company.

10.4	You will not infringe any of the Company’s IP Rights during your employment with the Company and after your employment ends.

10.5	Your obligations under this paragraph 10 will continue after your employment ends.

11.	HEALTH AND SAFETY REGULATIONS

The company is committed to provide a safe working environment for all employees. You are required to abide by all health and safety rules and procedures operating within the Company.

12.	OTHER TERMS AND CONDITIONS

12.1	Use of Company Infrastructure: You will use the Company’s technology infrastructure (including but not limited to computers, electronic devices, software, copying machines and email accounts) solely for purposes related to the purposes of performing your duties and reasonable personal use only.

12.2	Company Policies: The Company has various policies and procedures (collectively “Policies”) that may be implemented and amended from time to time. You acknowledge that such Policies are and/or will also be terms and conditions of your contract of employment with the Company. You must familiarise yourself with these Policies and you agree to comply with them to the extent that they impose specific obligations on you.

12.3	Compliance with Applicable Law: In addition to this Agreement and to any Policies, your contract of employment with the Company will also be in accordance with applicable law for the time being in force.

12.4	Litigation and Regulatory Cooperation: You shall cooperate fully with the Company in the defence or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. You shall also cooperate fully with the Company in connection with any examination or review of any government authority as any such examination or review relates to events or occurrences that transpired while you were employed by the Company. If such cooperation is required after you cease to be employed by the Company, the Company shall pay you for such cooperation a consulting fee of United States Dollars One Hundred (US$100.00) per hour, payable monthly in arrears, and will reimburse you for any reasonable pre-approved out-of-pocket expenses incurred in connection therewith. The Company shall not reimburse you the cost of independent legal counsel or the cost of other advisors you may elect to retain. This provision shall survive expiration or termination of this Agreement, regardless of the reason for termination of this Agreement.

12.5	Complete Agreement: This Agreement, the Policies, and any subsequent written amendments or written agreements, constitute the whole and only agreement between the parties hereto. Neither party will have any claim against the other with respect to any agreement or understanding, whether written or oral, made prior to the date hereof.

12.6	No Assignment: You may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company, except that payments to be made to you pursuant to Clauses 15, 16 and 17 below may be assigned by you, in whole or in part, conditionally or irrevocably, without the consent of the Company to a charity of your choice. The Company shall be entitled to assign this Agreement without your consent to any Affiliates of the Company on written notice provided there is no material change to your terms of employment. This Agreement shall inure to the benefit of and be binding upon the Company and you, their respective successors, executors, administrators, heirs and permitted assigns.

12.7	Enforceability: If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.8	Waiver: No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12.9	Amendment: This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.

12.10	Notices: Any notices, request, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid (in which case notice shall be deemed to have been given on the third day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice shall be deemed to have been given on the day after delivery to such courier service) to you at the last address you have filed in writing with the Company or, in the case of the Company, at its main offices, Attention: Board of Directors.

12.11	Governing Law: It is the intention of the parties hereto that this Agreement and the performance hereunder be construed in accordance with, and under and pursuant to the laws of Singapore and that in any action or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of Singapore shall be applicable without regard to the jurisdiction in which any action or other proceeding may be instituted.

12.12	Dispute Resolution: Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Clause. The seat of the arbitration shall be Singapore. The Tribunal shall consist of one (1) arbitrator. The language of the arbitration shall be English.

12.13	Acknowledgment and Consents: You hereby acknowledge, agree and consent as follows:

(a)	all restrictions contained herein are reasonable and valid and are essential to the protection of the interests of the Company and the survival of its activities

(b)	in the event of a breach of any provision of this Agreement, the Company will suffer irreparable harm and monetary damages will not be sufficient to compensate for the breach. Accordingly, in the event of an anticipated breach, the Company may suffer irreparable harm and monetary will not be sufficient to compensate for the breach. Accordingly, in the event of a breach or anticipated breach, the Company may petition a court for preliminary and permanent equitable relief, including injunctive relief in order to prevent or put an end to any such breach and for an accounting of all profits and benefits arising out of such breach. Such rights and remedies shall be cumulative and in addition to any other relief, rights and remedies which the Company may have under the law, including but not limited to reasonable legal fees;

(c)	you hereby waive all defences to the strict enforcement of this Agreement by the Company;

(d)	nothing herein shall be construed so as to limit or restrict any remedy at law which the Company or you may have against the other party for any breach of this Agreement.

12.14	Indemnity: You hereby agree to indemnify, hold harmless, and defend the Company and its officers, directors, partners, shareholders, executives, employees, and agents thereof, for and against any and all claims, actions, judgments, losses, obligations, liabilities, damages, costs and expenses, including attorneys’ fees, arising from, related to, or having as their basis, this Agreement; your breach of the terms of this Agreement; the access to, or disclosure or use of, Confidential Information by you or your agents; and any other fraud, willful or grossly negligent act or omission by you or your agents.

The Company hereby agrees to indemnify, hold harmless, and defend you for and against any and all claims, actions, judgments, losses, obligations, liabilities, damages, costs and expenses, including attorneys’ fees, arising from, related to, or having as their basis your performance of the services required of you under the terms of this Agreement, with the exception that the Company shall not indemnify you for claims, actions, judgments, losses, obligations, liabilities, damages, costs or expenses, against you, arising from, related to, or having as their basis acts or omissions by you or your agent(s) involving fraud, gross incompetence, gross negligence, or willful misconduct.

12.15	Employee Review: You acknowledge that you have reviewed the contents of this Agreement and fully understand its terms. You acknowledge that you are fully aware of your right to the advice of counsel, and that you understand the potentially adverse interest of the parties with respect to this Agreement. You further acknowledge that no representations have been made with respect to income or other tax or other consequences of this Agreement to you and that you have been advised of the importance of seeking independent advice of counsel with respect to such consequences.

13.	AUTHORISATION TO WORK IN SINGAPORE AND WARRANTIES

13.1	Where applicable, it is a condition of your employment under this Agreement that you have or continue to have, as the case may be, the necessary status that permits you to lawfully live and work in Singapore. Your employment will not commence unless and until you have such status.

13.2	Where applicable, it is your obligation to obtain or maintain, as the case may be, the entitlement to live and work in Singapore. However, the Company as a matter of goodwill and in its sole discretion may assist you in meeting your obligation. Should you lose your lawful entitlement to live and work in Singapore, this Agreement will terminate with immediate and automatic effect, with no compensation to you.

13.3	You warrant that all information provided by you to the Company regarding your experience and qualifications is accurate and truthful, and that you will provide full and frank disclosure, including the submission of documentary evidence upon request. You also warrant that you are competent, qualified and experienced to undertake the position as specified in this Agreement.

14.	ACCEPTANCE OF OFFER

We look forward to you accepting this offer and hope we will achieve a mutually rewarding employment relationship.

Schedule A

Date of commencement:	1 June 2021
Job designation:	Vice President Corporate
You will report to:	Sidney Chan, Chief Executive Officer (“Superior”)
Initial place of work:	Work from home, unless as notified by the Company from time to time
Probationary period:	None
Hours of work:	Twelve (12) hours per week, Monday to Friday
Salary:	SGD5,000
Bonus:	To be determined by the Company at its sole and complete discretion.
Allowance for travel, communications and entertainment	Subject to the Policies applicable from time to time and pursuant to paragraph 12.2.
National service leave of absence

Where applicable, you shall be granted a leave of absence during the period of your national service, mobilised service or voluntary service in accordance with the Enlistment Act (Chapter 93) of Singapore.

Benefits:

You shall be reimbursed for reasonable mobile phone charges on a monthly basis.

The Company will inform you in writing other benefits that you may be entitled to. Any such benefits may be varied and/or withdrawn by the Company at any time by giving written notice.

Medical leave:	Your medical leave entitlement is as provided in the table below. The total amount of paid outpatient and hospitalisation leave you may take is capped at your hospitalisation leave entitlement. Length of service Paid medical leave Paid hospitalisation leave (inclusive of medical leave) At least 3 months but less than 4 months 5 days 15 days At least 4 months but less than 5 months 8 days 30 days At least 5 months but less than 6 months 11 days 45 days At least 6 months 14 days 60 days

Annual leave:

Your annual leave entitlement is thirty (30) days based on working full-time. Based on your planned hours of work of 12 hours per week, this pro-rates to 9 vacation days per year. This is calculated as 30 Days x 12 Hours / 40 Hours.

Maternity / adoption / paternity / shared parental leave:	Where applicable, your maternity / adoption / paternity / shared parental leave entitlement shall be as provided by applicable law.
Childcare leave	Where applicable, your childcare leave entitlement and your extended childcare leave entitlement shall be as provided by applicable law.
Unpaid infant care	Where applicable, your unpaid infant care leave entitlement shall be as provided by applicable law.
Entitlement for work on public holiday:	You will be entitled to one (1) day off in lieu to be taken at a mutually convenient time, subject to the prior approval of the Company.
Notice period for termination:	Twelve (12) months

Schedule B

Scope of duties

To be notified in writing by the Superior from time to time.

To indicate your acceptance of the offer contained in this letter and all its terms and conditions, please sign and return a duplicate of this letter to us.

Yours sincerely

“Sidney Chan”

Sidney Chan, Chief Executive Officer

For and on behalf of

ALR Technologies SG Pte Ltd

______________________________________________________________________________________

I have read and fully understood the terms and conditions stated above. I hereby confirm my acceptance of this letter and all its terms and conditions. I have commenced work on 1 April 2021.

________________

Name: Kan Yuen Shan Signature: “Kan Yuen Shan”

NRIC / Passport No.: ___Redacted___________ Date: August 2, 2021